EXECUTION COPY









                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              FTI CONSULTING, INC.,

                             KAHN CONSULTING, INC.,

                              KCI MANAGEMENT CORP.

                                       AND

                         THE STOCKHOLDERS NAMED THEREIN



                         DATED AS OF SEPTEMBER 17, 1998




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
                                               TABLE OF CONTENTS
1. STOCK PURCHASE AND RELATED MATTERS.......................................................................1
            1.1      TRANSFER OF STOCK......................................................................1
            1.2      PURCHASE PRICE.........................................................................1
            1.3      ACCOUNTING TERMS.......................................................................2
            1.4      CLOSING DATE...........................................................................2

2. CLOSING..................................................................................................2
            2.1      LOCATION AND DATE......................................................................2
            2.2      DELIVERIES.............................................................................2

3. REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
   STOCKHOLDERS AND THE COMPANIES...........................................................................3
            3.1      DUE ORGANIZATION.......................................................................3
            3.2      AUTHORIZATION; VALIDITY................................................................3
            3.3      NO CONFLICTS...........................................................................4
            3.4      CAPITAL STOCK OF THE COMPANIES.........................................................4
            3.5      TRANSACTIONS IN CAPITAL STOCK..........................................................5
            3.6      ABSENCE OF CLAIMS AGAINST COMPANIES....................................................5
            3.7      SUBSIDIARIES AND STOCK.................................................................5
            3.8      COMPLETE COPIES OF MATERIALS...........................................................5
            3.9      COMPANY FINANCIAL CONDITIONS...........................................................5
            3.10     FINANCIAL STATEMENTS...................................................................5
            3.11     LIABILITIES AND OBLIGATIONS............................................................6
            3.12     BOOKS AND RECORDS......................................................................6
            3.13     BANK ACCOUNTS; POWERS OF ATTORNEY......................................................6
            3.14     ACCOUNTS AND NOTES RECEIVABLE..........................................................7
            3.15     PERMITS................................................................................7
            3.16     LEASED REAL PROPERTY...................................................................7
            3.17     PERSONAL PROPERTY......................................................................9
            3.18     INTELLECTUAL PROPERTY..................................................................9
            3.19     MATERIAL CONTRACTS AND COMMITMENTS....................................................10
            3.20     GOVERNMENT CONTRACTS..................................................................11
            3.21     INTENTIONALLY OMITTED.................................................................11
            3.22     INSURANCE.............................................................................11
            3.23     ENVIRONMENTAL MATTERS.................................................................12
            3.24     LABOR AND EMPLOYMENT MATTERS..........................................................13
            3.25     EMPLOYEE BENEFIT PLANS................................................................13
            3.26     TAXES.................................................................................17
            3.27     CONFORMITY WITH LAW; LITIGATION.......................................................20
            3.28     RELATIONS WITH GOVERNMENTS............................................................20
            3.29     ABSENCE OF CHANGES....................................................................20
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
4. REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................22
            4.1      DUE ORGANIZATION......................................................................22
            4.2      AUTHORIZATION; VALIDITY OF OBLIGATIONS................................................22
            4.3      NO CONFLICTS..........................................................................22
            4.4      FINANCING.............................................................................23
            4.5      SEC DOCUMENTS; FINANCIAL STATEMENTS...................................................23
            4.6      CAPITAL STOCK OF BUYER................................................................23
            4.7      TRANSACTIONS IN CAPITAL STOCK.........................................................23

5. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER............................................................24
            5.1      REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS............................24
            5.2      NO LITIGATION.........................................................................24
            5.3      OPINION OF COUNSEL....................................................................24
            5.4      CONSENTS AND APPROVALS................................................................24
            5.5      CHARTER DOCUMENTS.....................................................................24
            5.6      EMPLOYMENT AGREEMENTS.................................................................24
            5.7      CLOSING DELIVERIES....................................................................25

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS
   AND THE COMPANIES.......................................................................................25
            6.1      REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS............................25
            6.2      NO LITIGATION.........................................................................25
            6.3      CONSENTS AND APPROVALS................................................................25
            6.4      OPINION OF COUNSEL....................................................................25
            6.5      EMPLOYMENT AGREEMENTS.................................................................25
            6.6      CLOSING DELIVERIES....................................................................26

7. CERTAIN COVENANTS.......................................................................................26
            7.1      NOTIFICATION OF CERTAIN MATTERS.......................................................26
            7.2      UNPAID TAXES..........................................................................26
            7.3      CERTAIN TAX MATTERS...................................................................26
            7.5      FINANCING.............................................................................28

8. INDEMNIFICATION.........................................................................................28
            8.1      GENERAL INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS.................................28
            8.2      LIMITATION AND EXPIRATION.............................................................29
            8.3      GENERAL INDEMNIFICATION BY BUYER......................................................30
            8.4      LIMITATION AND EXPIRATION.............................................................31
            8.5      INDEMNIFICATION PROCEDURES............................................................31
            8.6      SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS..................................33

9. GENERAL.................................................................................................34
            9.1      SUCCESSORS AND ASSIGNS................................................................34
            9.2      ENTIRE AGREEMENT......................................................................34
            9.3      COUNTERPARTS..........................................................................34


                                                      ii
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
            9.4      BROKERS AND AGENTS....................................................................35
            9.5      EXPENSES..............................................................................35
            9.6      SPECIFIC PERFORMANCE; REMEDIES........................................................35
            9.7      NOTICES...............................................................................35
            9.8      GOVERNING LAW.........................................................................36
            9.9      SEVERABILITY..........................................................................36
            9.10     ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS.............................................36
            9.11     AMENDMENT; WAIVER.....................................................................36
            9.12     NONCOMPETITION AND CONFIDENTIALITY COVENANTS.  .......................................36


                                                     iii


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SCHEDULE:
--------

3.1(a)            Jurisdictions Authorized or Qualified to do Business in
3.1(b)            List of Directors and Officers
3.3               No Conflicts
3.4               List of Stockholders
3.7               Subsidiaries and Stock
3.10              Financial Statements
3.11              Liabilities and Obligations
3.13              Bank Accounts; Powers of Attorney
3.15              Permits
3.16(b)           Real Property
3.16(c)           Real Property Supplement
3.17(a)           Personal Property
3.19(a)           Significant Customers and Significant Suppliers
3.19(b)           Material Contracts
3.19(c)           Canceled Contracts
3.19(d)           Third Party Consents
3.20              Government Contracts
3.22              Insurance
3.23(a)           Hazardous Materials
3.25(b)           Company Plans and Company Benefit Arrangements
3.25(d)           Worker's Compensation Claims
3.25(e)           Key Employees
3.25(f)           Bonus Payments
3.27(b)           Conformity with Law; Litigation
3.29              Absence of Changes
4.7               Transactions in Capital Stock
7.3(b)            Allocation of Purchase Price


EXHIBITS
--------

Exhibit A         List of Stockholders Party to the Agreement
Exhibit B         Form of Promissory Note
Exhibit 5.6A      Form of Kahn Employment Agreement
Exhibit 5.6B      Form of Monheit Employment Agreement
Exhibit 5.6C      Short Form Employment Agreement


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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 17th day of September, 1998, by and between FTI Consulting, Inc., a Maryland corporation ("Buyer"), Kahn Consulting, Inc., a New York corporation ("KCI"), KCI Management Corp., a New York corporation ("KCIM," and together with KCI, the "Companies"), Stewart J. Kahn ("Kahn"), Barry M. Monheit ("Monheit," and together with Kahn, the "Principal Stockholders") and, for the limited purposes set forth in the Recitals, Sections 1.1, 1.2, 2.2, 5.6 and 7.3 and
Article 9, those stockholders of KCI, other than the Principal Stockholders, set forth on Exhibit A hereto (together with the Principal Stockholders, the "Stockholders").

                                    RECITALS

     A. The Stockholders are the owners of all of the issued and outstanding shares (the "Shares") of the capital stock of the Companies.

     B. The Stockholders desire to sell to Buyer and Buyer desires to purchase from the Stockholders the Shares pursuant to the terms and conditions set forth in this Agreement.

     NOW,   THEREFORE,   in   consideration   of   the   premises   and  of  the
representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. STOCK PURCHASE AND RELATED MATTERS

     1.1 TRANSFER OF STOCK. Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.1), Buyer will purchase from the Stockholders, and the Stockholders will sell, transfer and deliver to Buyer, all of the Shares, free and clear of all Liens (as defined below), in consideration of payment of the Purchase Price specified in Section 1.2. For the purposes of this Agreement, "Lien" means any security interest, pledge, encumbrance, lien (statutory or otherwise), charge, security agreement, option, right of first refusal, preemptive right, restriction on transfer or other preferential arrangement of any kind or nature whatsoever.

     1.2 PURCHASE PRICE.

          (a) Closing Payment. For purposes of this Agreement, the "Purchase Price" shall be $20,000,000 and shall be paid to the Stockholders as follows:

               (i) Buyer shall pay $10,000,000 in cash (the "Closing Payment") to the Stockholders via wire transfer of immediately available funds to an account or accounts designated by the Stockholders at Closing and in the amounts set forth on Exhibit A; and

               (ii) Buyer shall deliver promissory notes (each a "Note" and, collectively, the "Notes") in the form attached hereto as Exhibit B evidencing Buyer's obligation to pay the balance of the Purchase Price to the Stockholders in the amounts set forth on Exhibit A and in accordance with the following schedule: (a) $5,000,000 on September 15, 1999 (the "First




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Payment") and (b) $5,000,000 on September 15, 2000 (the "Second  Payment").  The
Notes shall provide for payment of simple interest on the unpaid principal at the rate of 7.5% per annum from and after the Closing Date and shall provide for payments to the Stockholders of all accrued but unpaid interest in quarterly installments commencing on December 15, 1998 and continuing on the fifteenth day of each succeeding March, June, September and December thereafter until the Notes are paid in full (the "Interest Payments"); provided, however, that upon an Event of Default (as defined in each Note), the Stockholders shall be entitled to, and Buyer shall pay, compound interest on the unpaid principal amount at the rate of 7.5% per annum from and after such Event of Default.

          (b) Allocation of Purchase Price. The Purchase Price shall be allocated to each of the Companies in accordance with the allocations set forth on Schedule 7.3(b) attached hereto.

     1.3 ACCOUNTING TERMS. Except as otherwise expressly provided herein or in the schedules to this Agreement (the "Schedules"), all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles ("GAAP"), consistently applied.

     1.4 CLOSING DATE. The representations and warranties of the parties set forth in Articles 3 and 4 hereof shall be effective as of the Closing Date unless they specifically refer to an earlier date.

2. CLOSING

     2.1 LOCATION AND DATE. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. at the offices of Wilmer, Cutler & Pickering, 520 Madison Avenue, New York, New York, on or before September 17, 1998, provided, that, all conditions to Closing shall have been satisfied or waived, or at such other time, place and date as Buyer, the Companies and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date."

     2.2 DELIVERIES. (a) The Stockholders shall deliver to Buyer the following at the Closing: (i) stock certificates representing the Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to Buyer good and marketable title to the Shares free and clear of all Liens; (ii) resignations of such of the directors of the Companies as are listed on Schedule 2.2 hereto; (iii) a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer's obligations under Treas. Reg. Section 1.1445-2(b)(2); and (iv) all other documents, certificates, instruments or writings required to be delivered by the Stockholders or the Companies at or prior to the Closing pursuant to Article 5 of this Agreement.

          (b) Buyer shall deliver to the Stockholders at the Closing: (i) in immediately available funds the Closing Payment; (ii) the Notes; and (iii) all other documents, certificates, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to Article 6 of this Agreement. Upon condition that the Closing shall have occurred, Buyer shall

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deliver to the Stockholders the First Payment,  Second Payment, and all Interest
Payments on the dates provided in Section 1.2 and the Notes in immediately available funds according to such instructions as the Stockholders shall deliver to Buyer in writing no later than five (5) business days prior to the date of each such payment; provided, however, that Buyer's right to such payments shall not be affected by any failure to comply with such notification requirements.

3.  REPRESENTATIONS  AND  WARRANTIES  OF  THE  PRINCIPAL  STOCKHOLDERS  AND  THE
    COMPANIES

     To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Principal Stockholders and the Companies, jointly and severally, represents and warrants to Buyer, except as required to be disclosed on a specific Schedule provided in connection herewith, as follows (for purposes of this Agreement, the phrases "knowledge of the Companies" or the "Companies' knowledge," or words of similar import, mean the actual knowledge of the Principal Stockholders, individually and in their respective capacities as an officer of each Company):

     3.1  DUE  ORGANIZATION.  Each  of  the  Companies  is  a  corporation  duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly authorized and qualified to do business and to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted under all applicable material laws, regulations, ordinances and orders of public authorities.
Schedule 3.1(a) hereto contains a list of all jurisdictions in which each of the Companies are authorized or qualified to do business. Except as set forth on
Schedule 3.1(a), each of the Companies is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business requires it to be so qualified or otherwise authorized to transact business, other than such jurisdictions where the failure to be so qualified or otherwise authorized to transact business would not have a Material Adverse Effect on the Companies. For purposes of this Agreement, "Material Adverse Effect" means any effect that is materially adverse to the financial condition, assets, liabilities, prospects or results of operations or property of a person, taken as a whole; provided, however, that the following shall not be taken into account in determining whether  there  has been a  Material  Adverse  Effect:  (i) any  adverse  effect directly arising from or directly relating to general business or economic conditions; (ii) any adverse effect directly arising from or directly relating to conditions affecting the national or regional litigation, fraud investigation, government contract, strategic advisory or turnaround consulting business; and (iii) any adverse effect directly arising from or directly relating to the announcement or pendency of any of the transactions contemplated hereby or any of the other transaction documents executed in connection herewith. The Companies have made available to Buyer true, complete and correct copies of the Certificate of Incorporation and Bylaws of such Company (collectively, the "Charter Documents"). The Companies are not in violation of any Charter Documents. The minute books of the Companies have been made available to Buyer and are complete and accurate in all material respects.
Schedule 3.1(b) contains a complete and accurate list of the directors and officers of each of the Companies.

     3.2 AUTHORIZATION; VALIDITY. Each of the Companies has the full legal right, corporate power and authority to enter into this Agreement and to consummate the transactions contemplated

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hereby.  The Stockholders  have the full legal right and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Companies and the performance by each of the Companies of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of each of the Companies and this Agreement has been duly and validly authorized by all necessary corporate action on behalf of each of the Companies. This Agreement is a legal, valid and binding obligation of each of the Stockholders and each of the Companies, enforceable against each of them in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other rights affecting creditors' rights generally from time to time in effect and as to enforceability, general equitable principles.

     3.3 NO CONFLICTS. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

          (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which either of the Companies or the Stockholders is a party or by which either of the Companies or the Stockholders is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of either of the Companies' properties pursuant to (i) any law or regulation to which the Companies or the Stockholders or any of their respective property is subject, or (ii) any judgment, order or decree to which the Companies or the Stockholders are bound or any of their respective property is subject, except where such conflicts or defaults would not, individually or in the aggregate, have a Material Adverse Effect;

          (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Companies, except where such terminations or impairments would not, individually or in the aggregate, have a Material Adverse Effect; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Companies or the Stockholders are subject or by which the Companies or the Stockholders are bound, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect.

     3.4 CAPITAL STOCK OF THE COMPANIES. The authorized capital stock of KCI consists of 2,000,000 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding. The authorized capital stock of KCIM consists of 2,000,000 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders free and clear of all Liens. All of the Shares were offered, issued, sold and delivered by the Companies in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of the Shares was issued in violation of any preemptive rights. There

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are no voting  agreements  or voting  trusts with  respect to any of the Shares.
Schedule 3.4 sets forth a list of all of the stockholders of the Companies and the number of shares of the capital stock of the Companies they own.

     3.5 TRANSACTIONS IN CAPITAL STOCK. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate either of the Companies to issue or sell, or by which any shares or capital stock may otherwise become outstanding. The Companies have no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the transactions contemplated by this Agreement, Buyer will be the record and beneficial owner of all outstanding capital stock of each of the Companies and rights to acquire capital stock of each of the Companies.

     3.6 ABSENCE OF CLAIMS AGAINST COMPANIES. None of the Stockholders has any claims of any kind against the Companies, nor have the Stockholders assigned any such claims to any third party.

     3.7 SUBSIDIARIES AND STOCK. The Companies have no subsidiaries. Except as set forth on Schedule 3.7, the Companies do not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor, except as set forth on Schedule 3.7, are either of the Companies, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

     3.8 COMPLETE COPIES OF MATERIALS. The Companies have made available to Buyer true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is disclosed to in the Schedules or that has been requested in writing by Buyer.

     3.9 COMPANY FINANCIAL CONDITIONS. The Companies' earnings before taxes for the eight-month period ended August 31, 1998 were not less than $450,000.

     3.10 FINANCIAL STATEMENTS. Schedule 3.10 includes (a) true, complete and correct copies of each of the Companies' audited balance sheets as of December 31, 1996 and 1997 (the end of its most recent completed fiscal year), and income statements for the years ended December 31, 1996 and 1997 (collectively, the "Audited Financials") and (b) true, complete and correct copies of each of the Companies' unaudited balance sheet (the "Interim Balance Sheets") as of August 31, 1998 (the "Balance Sheet Date") and unaudited income statement, for the eight-month period then ended (collectively, the "Interim Financials," and together with the Audited Financials, the "Company Financial Statements"). The Audited Financials have been prepared from the books and records of the Companies, and except as set forth in the notes thereto or in Schedule 3.10, in accordance with GAAP consistently applied and present fairly the financial condition and results of operations of the Company. Since the dates of the Audited Financials, there have been no material changes in the Companies' accounting policies.

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     3.11 LIABILITIES AND OBLIGATIONS.

          (a) Except as set forth on Schedule 3.11, the Companies are not liable for nor subject to any liabilities except for:

               (i) those liabilities reflected on the Interim Balance Sheets and not previously paid or discharged;

               (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically required to be disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

               (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

          (b) For purposes of this Section 3.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense or obligation, either accrued, absolute, contingent, mature or unmature, and whether fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     3.12 BOOKS AND RECORDS. The Companies have made and kept books and records and accounts, which fairly reflect its activities. The Companies have not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

     3.13 BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 3.13 sets forth a complete and accurate list as of the date of this Agreement of:

          (a) the name of each financial institution in which each of the Companies has any account or safe deposit box;

          (b) the names in which such accounts or boxes are held;

          (c) a brief description of the type of account;

          (d) the name of each person authorized to draw thereon or have access thereto; and

          (e) the name of each person, corporation, firm or other entity, if any, holding a general or special power of attorney from either of the Companies and a brief description of the terms of such power of attorney.

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     3.14 ACCOUNTS AND NOTES RECEIVABLE.  Each of the Companies has delivered to
Buyer a complete and accurate list, as of September 6, 1998, of the accounts and notes receivable of such Company (including without limitation receivables from and advances to employees and the Stockholders), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). All Accounts Receivable represent valid obligations arising from services actually performed in the ordinary course of business. The Accounts Receivable (i) are reflected in the Interim Balance Sheets and (ii) have been accounted for in the Audited Financials in accordance with GAAP consistently applied. To the Companies' knowledge, there is no contest, claim, or right of set-off under any contract with any obligor of an
Account  Receivable   relating  to  the  amount  or  validity  of  such  Account
Receivable.

     3.15 PERMITS. Except as set forth on Schedule 3.15, each of the Companies owns or holds all material licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Companies have not received any written notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former stockholder, officer, manager, member or employee of either of the Companies or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Companies have conducted and are conducting their businesses in compliance with the material requirements, standards, criteria and conditions set forth in the Permits and other applicable material orders, approvals, variances, rules and regulations and are not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to either of the Companies, by any Permit, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect.

     3.16 LEASED REAL PROPERTY.

          (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, leased, used or enjoyed by each of the Companies, together with any additions thereto or replacements thereof. Neither of the Companies owns any Real Property.

          (b) Schedule 3.16(b) contains a complete and accurate description of all real properties leased by the Company (including street address, owner, landlord and the applicable Company's use thereof) (the "Leased Real Property") which are necessary to conduct the business and operations of each of the Companies.

          (c) Except as set forth in Schedule 3.16(c):

               (i) The Companies have a valid leasehold interest in all Leased Real Property.

               (ii) To the knowledge of the Companies, the Leased Real Properties currently have all water, sewer, gas, electric, telephone and other utilities necessary or beneficial to the current operation of the Leased Property, and all such utilities are adequate and sufficient for the current operation of such properties, subject to normal interruptions in the ordinary course.

               (iii) To the Companies' knowledge, the Leased Real Property and all present uses and operations of the Leased Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Leased Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property.

               (iv) The Companies have obtained all material approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Leased Real Property.

               (v) There are no pending or, to the knowledge of the Companies, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters which do or may adversely effect the current use or occupancy thereof, nor has either of the Companies received notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Real Property.

               (vi) There are no parties other than the Companies in possession of any of the Leased Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Leased Real Property or any portion thereof.

               (vii) Intentionally omitted.

               (viii) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Companies lease from any other party any Real Property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Companies have provided Buyer with true and complete copies of all of the Leases, and all material correspondence related thereto, including all correspondence pursuant to which any party provided notice of the exercise of any operation granted to such party under such Lease. The Leases and the Companies' interests thereunder are free of all Liens including, to the Companies' knowledge, (x) liens, security interests or encumbrances that have been placed by any landlord on any Leased Real Property and subordination or similar agreements relating thereto and (y) any and all orders, decrees, awards or judgments related to eminent domain or condemnation proceedings, but excluding (a) easements, covenants, rights-of-way and other restrictions of record, (b) current general real estate taxes and installments for special assessments which are not yet due and payable and which will not be obligations of the Companies, and (c) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions.

               (ix) Except as set forth on Schedule 3.16, none of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

     3.17 PERSONAL PROPERTY.

          (a) Schedule 3.17(a) sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by each of the Companies with a current book value in excess of $10,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned by the Stockholders or either of the Companies.

          (b) Except for restrictions or limitations contained in financing statements with respect to the personal property, the Companies currently own or have a valid lease or license all personal property which is necessary to conduct their businesses and operations as they are currently being conducted.

          (c) All of the material machinery and equipment of the Companies, including that listed on Schedule 3.17(a), is in good reasonably working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 3.17(a) are in full force and effect and constitute valid and binding agreements of the Companies, and the Companies are not in breach of any of their terms. All fixed assets used by the Companies that are material to the operation of its business are either owned by the Companies or leased under an agreement listed on Schedule 3.17(a).

     3.18 INTELLECTUAL PROPERTY.

          (a) The Companies are the true and lawful owner of and have registered their respective names with their jurisdiction of incorporation. Other than the names of the Companies, the Companies do not own, use, license or otherwise possess legally enforceable rights to use, any registered or unregistered Marks. For purposes of this Section 3.18, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Companies, including any registration or application for registration of any trademarks and service marks in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Companies, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Companies in the United States or any foreign country.

          (b) The Companies do not own, use, license or otherwise possess legally enforceable rights to use, any Patents or Copyrights. For purposes of this Section 3.18, the term

"Patent" shall mean any United States or foreign patent as well as any application for a United States or foreign patent made by either of the Companies; the term "Copyright" shall mean any United States or foreign copyright, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county as well as any application for a United States or foreign copyright registration made by either of the Companies.

          (c) The Companies do not own or use, and are not licensed to operate under or use, any trade names, trade secrets, franchises, technology, proprietary rights, know-how, or similar rights (collectively, "Other Rights") in connection with the operation of its business.

          (d) Marks, Patents, Copyrights and Other Rights are referred to collectively herein as the "Intellectual Property." Intellectual Property not owned by the Companies is referred to herein collectively as "Third Party
Intellectual Property." The Companies have no obligations to compensate any person for the use of any Intellectual Property.

          (e) The Stockholders and Companies are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement. No claims with respect to any Third Party Intellectual Property are currently pending or, to the knowledge of the Companies, are threatened by any person, nor, to the Companies' knowledge, do any grounds for any claims exist: (i) to the effect that the services provided by the Companies, or the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Companies infringes on any copyright, patent, trademark, service mark or trade secret; or (ii) against the use by the Companies of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Companies' businesses as currently conducted by the Companies. The Companies have (x) not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, patents, trademarks, service marks, or copyrights and which has not been finally terminated, or been informed or notified in writing by any third party that the Companies may be engaged in such infringement or (y) no knowledge of any infringement liability with respect to, or infringement by, the Companies of any trade secret, patent, trademark, service mark, or copyright of another.

     3.19 MATERIAL CONTRACTS AND COMMITMENTS.

          (a) Schedule 3.19(a) sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, "Significant Customers" are the twenty (20) customers that have effected the most purchases, in dollar terms, from each of the Companies during each of the past four (4) fiscal quarters, and "Significant Suppliers" are the twenty (20) suppliers who supplied the largest amount by dollar volume of products or services to each of the Companies during the twelve (12) months ending on the Balance Sheet Date.

          (b) Schedule 3.19(b) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, material licenses or permits, written or oral, to which each of the Companies are a party or by which it or its properties are bound (including without limitation contracts with customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Companies and the Stockholders or any affiliate of the Companies, the Stockholders or any officer or director of the Company are parties ("Related Party Agreements"); (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $10,000, or (iii) that may generate revenues or income exceeding, during the current term thereof, $10,000 (collectively with the Related Party Agreements, the "Material Contracts"). The Companies have delivered to Buyer true, complete and correct copies of the Material Contracts.

          (c) Except to the extent set forth on Schedule 3.19(c), (i) none of the Significant Customers has canceled or reduced or, to the knowledge of the Companies, is currently attempting or threatening to cancel or reduce, any purchases from the Companies, (ii) none of the Significant Suppliers has canceled or reduced or, to the knowledge of the Companies, is currently attempting to cancel or reduce, the supply of products or services to the Companies, (iii) the Companies have complied with all of their commitments and obligations and are not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iv) there are no Material Contracts that were not negotiated at arm's length. Since December 31, 1997, the Companies have not received any material written customer complaints concerning their products and/or services.

          (d) Each Material Contract is valid and binding on the Companies and is in full force and effect and, to the Companies' knowledge, is not subject to any default thereunder by any party obligated to the Companies pursuant thereto. The Companies have obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Closing and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on
Schedule 3.19(d).

     3.20 GOVERNMENT CONTRACTS.

          (a) Except as set forth on Schedule 3.20, neither of the Companies is a party to any government contracts.

          (b) Neither of the Companies has been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Companies, has any suspension or debarment action been threatened or commenced.

     3.21 INTENTIONALLY OMITTED.

     3.22 INSURANCE. Schedule 3.22 sets forth a complete and accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Companies and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. The Companies have made available to Buyer true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Companies are otherwise in full compliance with the material terms of such policies. To the Companies' knowledge, such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Companies. To the knowledge of the Companies, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

     3.23 ENVIRONMENTAL MATTERS.

          (a) Hazardous Material. Other than as set forth on Schedule 3.23(a), to the Companies' knowledge, no underground or aboveground storage tanks and no amount of any substance that has been designated by any governmental entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as hazardous wastes pursuant to the Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office, maintenance, janitorial and other supplies customarily used in the operation of offices and properly and safely maintained (a "Hazardous Material"), are present on the Leased Real Property.

          (b) Hazardous Materials Activities. To the Companies' knowledge, the Companies have not transported, stored, used, manufactured, disposed of or released, or exposed their employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor have the Companies disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits and Compliance. Neither of the Companies currently is required to hold any environmental approvals, permits, licenses, clearances or consents (the "Environmental Permits") to conduct the Company's businesses.

          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Companies, threatened concerning any Environmental Permit,
Hazardous Material or any Company Hazardous Materials Activity. To the Companies' knowledge, there are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Companies (or any person or entity whose liability the Companies have retained or assumed, either by contract or operation of law) in any environmental litigation, give rise to any environmental claim against the Companies, or impose upon the Company (or any person or entity whose liability the Companies have retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

     3.24 LABOR AND EMPLOYMENT MATTERS. With respect to employees of and service providers to the Companies.

          (a) The Companies are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

          (b) there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Companies pending or, to the Companies' knowledge, threatened, before the National Labor Relations Board or any other comparable authority; and

          (c) all persons classified by the Companies as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Companies have fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

     3.25 EMPLOYEE BENEFIT PLANS.

          (a) Definitions.

               (i) "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

               (ii) "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by each of the Companies or with respect to which the Companies have or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Companies.

               (iii) "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Companies are the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Companies or to which the Companies are or might be obligated to make payments, in each case with respect to any present or former employees of the Companies. Company Plan includes any Qualified Plans that covered employees of the Companies and that were terminated on or after January 1, 1989.

               (iv) "Employee Benefit Plan" has the meaning given in Section 3(3) of ERISA.

               (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

               (vi) "ERISA Affiliate" means any person that, together with the Companies, would be or was at any time treated as a single employer under
Section 414 of the Code or Section 4001 of ERISA and any general partnership of which either of the Companies is or has been a general partner.

               (vii) "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

               (viii) "Qualified Plan" means any Company Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

               (ix) "Welfare Plan" means any Employee  Benefit Plan described in
Section 3(1) of ERISA.

          (b) Schedule 3.25(b) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. Schedule 3.25(b) specifically identifies all Company Plans (if any) that are Qualified Plans.

          (c) With respect, as applicable, to Employee Benefit Plans and Benefit
Arrangements:

               (i) true, correct, and complete copies of all the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered to Buyer: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto and those for the prior three (3) years; (C) the last Internal Revenue Service determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Companies to obtain those letters; (D) the most recent summary plan description; all summaries of material modifications thereto, and the most recent actuarial reports and Statement of Financial Accounting Standards Nos. 87, 106, and 112 reports; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all material reports and test results received within the four (4) years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors (other than individual account records) or prepared by employees of the Companies or their ERISA Affiliates; (G) all notices that were given within the three (3) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (H) employee manuals or handbooks containing personnel or employee relations policies;

               (ii) the Kahn Consulting, Inc. Profit Sharing 401(k) Plan (the "Company 401(k) Plan") is the only Qualified Plan. The Companies have not maintained or contributed to another Qualified Plan. The Internal Revenue Service has issued a determination letter that the Company 401(k) Plan qualifies under Section 401(a) of the Code, and that any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of any Qualified Plans that could adversely affect that determination cause the imposition of any material liability, lien, penalty, or tax under ERISA or the Code;

               (iii) the Companies have not sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of their assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

               (iv) each Company Plan and each Company Benefit Arrangement has been maintained materially in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

               (v) there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of either of the Companies or the Stockholders, and no claims or lawsuits have been asserted, instituted or, to the knowledge of the Companies, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Companies with respect to any Company Plan or Company Benefit Arrangement, or, to the Companies' knowledge, by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement, and the Companies do not have knowledge of any fact that could form the basis for any such claim or lawsuit. The Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company 401(k) Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

               (vi) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities that would not occur without the transactions contemplated by this Agreement;

               (vii) with respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or to the knowledge of the Companies breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any material liability for either of the Companies or any Stockholder, officer, director, or employee either of the Companies;

               (viii)   all   material   reporting,   disclosure,   and   notice
requirements of ERISA and the Code have been satisfied with respect to each Company Plan and each Company Benefit Arrangement;

               (ix) payment has been made of all amounts that the Companies are required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within the time required by law for such withholding;

               (x) the Companies have not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

               (xi) to the knowledge of the Companies, no statement, either written or oral, has been made by the Companies to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have an adverse economic consequence to the Companies;

               (xii) the Companies have no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Plan or Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been sponsored or maintained) by any ERISA Affiliate;

               (xiii) all group health plans of the Companies and their affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code, and the Companies have provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date;

               (xiv) no employee or former employee of the Companies or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits

(whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

          (d) Schedule 3.25(d) hereto contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Companies for the last three (3) fiscal years.

          (e) Schedule 3.25(e) hereto sets forth an accurate list, as of the date hereof, of all employees of the Companies who may earn more than $75,000 in 1998, all officers and all directors, and lists all employment agreements with such employees, officers and directors and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of (a) the Balance Sheet Date and (b) the date hereof.

          (f) Except as set forth on Schedule 3.25(f), the Companies have not declared or paid any bonus or other incentive compensation in contemplation of the transactions contemplated by this Agreement.

     3.26 TAXES.

          (a) For purposes of this Agreement:

               (i) "Tax" (including with correlative meaning the terms "Taxes" and "Taxable") means (a) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

               (ii) The term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

          (b) (i) All Tax Returns required to be filed on or before the date hereof by or on behalf of each of the Companies have been filed, and such Tax Returns are true, correct, and complete in all respects.

               (ii) Each of the Companies has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

               (iii) The amount of each Companies' liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheets, and the amount of each Companies' liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of each Company on the Closing Date.

               (iv) There is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to either Company in respect of any Tax.

               (v) Each of the Companies has a taxable year ending on December 31, in each year commencing 1989.

               (vi) Neither Company has agreed to, and neither will be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

               (vii) Each of the Companies has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

               (viii) Neither Company has requested an extension of time within which to file any Tax Return or been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, and all Tax Returns of each Company for the preceding three years have been made available to and delivered to Buyer.

               (ix) There are (and as of immediately following the Closing there will be) no Liens on the assets of either Company relating or attributable to Taxes, other than liens for Taxes not yet due and payable.

               (x) There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of either Company or otherwise have an adverse effect on either Company or their businesses.

               (xi) None of the Companies' assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

               (xii) There are no contracts, agreements, plans or arrangements covering any employee or former employee of either Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

               (xiii) Neither of the Companies nor any direct or indirect shareholder of either Company has filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by either Company.

               (xiv) Neither of the Companies has been, nor has either of them ever been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (xv) Neither of the Companies is, nor has either of them ever been, a party to a tax sharing, tax indemnity or tax allocation agreement, and neither of the Companies has assumed the tax liability of any other person under contract.

               (xvi) Neither of the Companies is, nor has either of them ever been, a member of an affiliated group filing a consolidated federal income Tax Return. Neither of the Companies has, nor will either of them have up to an including the Closing Date any interest in any other corporation with respect to which either Company owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

               (xvii) Neither of the Companies has any liability for the Taxes of any individual or entity other than the Companies under section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (xviii) Neither of the Companies is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

               (xix) KCI has been a validly electing S corporation within the meaning of Code ss.ss.1361 and 1362 at all times since January 1, 1990, and will be an S corporation up to and including the Closing Date except as KCI's S corporation status is affected by the consummation of the transactions contemplated herein.

               (xx) KCI will not be liable for any Tax under Code ss.1374 in connection with the deemed sale of the Companies' assets (including the assets of any qualified subchapter S subsidiary) caused by its Section 338(h)(10) Election. Neither KCI nor any qualified subchapter S subsidiary of KCI has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which such Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

     3.27 CONFORMITY WITH LAW; LITIGATION.

          (a) Neither of the Companies has violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it, except where such violations have not or could not, in the aggregate, exceed $50,000.

          (b) Except as set forth on Schedule 3.27(b), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Companies, threatened against or affecting either of the Companies at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against either of the Companies or against any of their properties or business.

     3.28 RELATIONS WITH GOVERNMENTS. The Companies have not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has either of them otherwise taken any action that would cause such Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

     3.29 ABSENCE OF CHANGES. Except as set forth on Schedule 3.29, since December 31, 1997, each of the Companies has conducted its business in the ordinary course and there has not been:

          (a) any change, by itself or together with other changes, that has affected adversely, or is likely to affect adversely, the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of such Company;

          (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of such Company;

          (c) any change in the authorized capital of the Companies or in their outstanding securities or any change in their ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

          (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of such Company;

          (e) except for the issuance of stock to the Stockholders listed on Exhibit A hereto, any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by either of the Companies to any of their officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has either of the Companies entered into or amended any

Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

          (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had a Material Adverse Effect on the Companies;

          (g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of the Companies to any person, including without limitation the Stockholders or their affiliates;

          (h) any cancellation, or agreement to cancel, forgive or release any indebtedness or other obligation owing to the Companies, including without limitation, any indebtedness or obligation of the Stockholders and their affiliates;

          (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Companies or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Companies;

          (k) any waiver of any material rights or claims of the Companies;

          (l) any breach, amendment or termination of any Material Contract, Permit, or other right to which either of the Companies is a party;

          (m) any transaction by the Companies outside the ordinary course of business;

          (n) any capital commitment by the Companies, either individually or in the aggregate, exceeding $50,000;

          (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Companies or the revaluation by the Companies of any of their assets;

          (p) any creation or assumption by the Companies of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

          (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Companies of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Companies in excess of $50,000;

          (r) any loan by the Companies to any person or entity, incurring by the Companies of any indebtedness, guaranteeing by the Companies of any indebtedness, issuance or sale of any debt securities of the Companies or guaranteeing of any debt securities of others;

          (s) the commencement or notice or, to the knowledge of the Companies, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Companies or any of their affairs; or

          (t) negotiation or agreement by the Companies or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Buyer and their representatives regarding the transactions contemplated by this Agreement).

4. REPRESENTATIONS AND WARRANTIES OF BUYER

     To induce the Stockholders and the Companies to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to the Principal Stockholders and the Companies as follows:

     4.1 DUE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly authorized and qualified to do business under all applicable material laws, regulations, ordinances and orders of public authorities to carry on its respective businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a Material Adverse Effect on Buyer.

     4.2 AUTHORIZATION; VALIDITY OF OBLIGATIONS. The representatives of Buyer executing this Agreement have all requisite corporate power and authority to enter into and bind Buyer to the terms of this Agreement. Buyer has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the performance by Buyer of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Buyer, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

     4.3  NO  CONFLICTS.  The  execution,   delivery  and  performance  of  this
Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Buyer;

          (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Buyer is a party or by which Buyer is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of Buyer's properties pursuant to (i) any law or regulation to which Buyer or any of its property is subject, or (ii) any judgment, order or decree to which Buyer is bound or any of its property is subject, except where such conflicts or defaults would not, individually or in the aggregate, have a Material Adverse Effect;

          (c) result in termination or impairment of any permit, license, franchise, contractual right or other authorization of Buyer, except where such terminations or impairments would not, individually or in the aggregate, have a Material Adverse Effect; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which Buyer is subject, or by which Buyer is bound, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect.

     4.4 FINANCING. Buyer shall have at Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Closing Payment.

     4.5 SEC DOCUMENTS; FINANCIAL STATEMENTS.

          (a) Buyer has made available to the Stockholders and the Companies copies of each registration statement, report, proxy statement, information statement or schedule filed with the SEC by Buyer since its initial public offering (the "Buyer SEC Documents"). As of their respective dates, the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be.

          (b) As of their respective dates, the consolidated financial statements included in the Buyer SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented Buyer's consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

     4.6 CAPITAL STOCK OF BUYER. The authorized capital stock of Buyer consists of 16,000,000 shares of common stock, par value $.01 per share, of which 4,781,895 shares are issued and outstanding and 4,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. All of such shares were offered, issued, sold and delivered by Buyer in compliance with all applicable state and federal laws concerning the issuance of securities.

     4.7 TRANSACTIONS IN CAPITAL STOCK. Except as set forth on Schedule 4.7, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate Buyer to issue or sell, or by which any shares of capital stock may otherwise become outstanding. Buyer has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

5. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

     5.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Principal Stockholders and the Companies contained in this Agreement shall be true, correct and complete on and as of the Closing Date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Companies and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and certificates to the foregoing effects dated the Closing Date and signed on behalf of the Stockholders and the Companies shall have been delivered to Buyer.

     5.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Companies or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Buyer, the Companies or their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Companies.

     5.3 OPINION OF COUNSEL. Buyer shall have received an opinion from counsel to the Principal Stockholders and the Companies, dated the Closing Date, in a form reasonably satisfactory to counsel for Buyer.

     5.4 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency or third party, relating to the consummation by the Companies and the Stockholders of the transactions contemplated hereby shall have been obtained and made. The Board of Directors of Buyer shall have issued a resolution approving the transactions contemplated by this Agreement.

     5.5 CHARTER DOCUMENTS. The Principal Stockholders shall have delivered to Buyer (a) copies of the Certificate of Incorporation of the Companies certified by an appropriate authority in the state of their incorporation dated a date no later than five business days before the Closing Date and (b) copies of the Bylaws of the Companies certified by the Secretaries of the Companies.

     5.6 EMPLOYMENT AGREEMENTS. The Principal Stockholders shall each have executed and delivered an employment agreement (each an "Employment Agreement" and collectively, the

"Employment Agreements") substantially in the form attached hereto as Exhibits 5.6A, 5.6B and 5.6C.

     5.7 CLOSING DELIVERIES. The Stockholders and the Companies shall have made the deliveries to Buyer as are called for by Section 2.2 of this Agreement.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND THE COMPANIES

     The obligations of the Stockholders and the Companies to effect the transactions contemplated hereby are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

     6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date, all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Buyer shall have been delivered to the Stockholders.

     6.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Companies, or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Buyer or the Companies, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Buyer and its subsidiaries taken as a whole.

     6.3 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency or third party relating to the consummation by Buyer of the transactions contemplated herein shall have been obtained and made.

     6.4 OPINION OF COUNSEL. The Stockholders and the Companies shall have received an opinion from counsel to Buyer, dated the Closing Date, in a form reasonably satisfactory to counsel for the Principal Stockholders and the Companies.

     6.5 EMPLOYMENT AGREEMENTS. Buyer shall have executed and delivered the Employment Agreements substantially in the forms attached hereto as Exhibit 5.6A, 5.6B and 5.6C.

     6.6 CLOSING DELIVERIES. Buyer shall have made the deliveries to the Stockholders and the Companies as are called for by Section 2.2 of this Agreement.

7. CERTAIN COVENANTS

     7.1 NOTIFICATION OF CERTAIN MATTERS. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 7.1 shall not, without the express written consent of the other parties be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles 5 and 6, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.2 UNPAID TAXES. The Principal Stockholders jointly and severally covenant and agree promptly to reimburse Buyer for any amount that the Companies' liabilities for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Companies on the Closing Date, provided, however, that the Principal Stockholders shall have the right, in their sole and absolute discretion and at their own expense, to control the contest of any audit litigation or other proceeding associated therewith; provided further that Buyer and counsel of its own choosing shall have the right, at its own expense, to participate fully in all aspects of such audit, litigation or other proceeding; and provided further that the Principal Stockholders shall not settle any such audit, litigation or other proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

     7.3 CERTAIN TAX MATTERS.

          (a) Section 338(h)(10) Election. The Stockholders will join with Buyer in making an election under Code ss.338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of KCI (a "Section 338(h)(10) Election"). Buyer acknowledges that a Section 338(h)(10) election is not applicable for New York City tax purposes. Stockholders will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns. Stockholders shall also pay any Tax imposed on KCI attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Code ss.1374, (ii) any tax imposed under Treas. Reg. ss.1.338(h)(10)-1(e)(1), or (iii) any state, local or foreign Tax imposed on KCI's gain, and the Principal Stockholders shall indemnify Buyer, KCI and its Subsidiaries against any adverse consequences (including, without limitation, liabilities, expenses, costs, fees, Taxes, liens, proceedings and settlements) arising out of any failure to pay any such Taxes provided, however, that the Principal Stockholders shall have the right, in their sole and absolute discretion, to control the contest of any audit litigation or other proceeding associated therewith.

          (b) Allocation of Purchase Price. Buyer, the Companies and the Stockholders agree that the Purchase Price and the liabilities of each of the Companies (plus other relevant items) will be allocated to the assets of each of the Companies for all purposes (including Tax and financial accounting) as shown on Schedule 7.3(b) attached hereto. Buyer, the Companies, and the Stockholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

          (c) Tax Periods Ending on or before the Closing Date. Sellers shall prepare or cause to be prepared and Buyer shall file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Companies to the Stockholders for such periods. Buyer shall cooperate with Stockholders, at the Stockholders' expense, in prosecuting any refund claim that may be made by KCI after the Closing Date due to a tax loss for any period (or portion thereof) ending on or prior to the Closing Date, and the amount of any refund claim shall be paid to the Stockholders as soon as reasonably practicable after receipt thereof.

          (d) Cooperation on Tax Matters.

               (i) Buyer, the Companies, and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or Stockholders, as the case may be, shall allow the other party to take possession of such books and records. Notwithstanding the foregoing, the Principal Stockholders shall have the right, at their sole and absolute discretion and at their own expense, to control the contest of any audit, litigation or other proceeding which applies, in whole or in part, to a taxable period for which the Principal Stockholders are providing indemnification pursuant to this Agreement; provided, that, Buyer and counsel of its own choosing shall have the right, at its own expense, to participate fully in all aspects of such audit, litigation or other proceeding; and provided further that the Principal Stockholders shall not settle any such audit, litigation or other proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

               (ii) Buyer and Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other

Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (e) Certain Taxes. All stock transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of the Shares, any state or municipal transfer tax), shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     7.4 PROFESSIONAL LIABILITY INSURANCE POLICY. Prior to the Closing, Buyer shall obtain a professional liability insurance policy providing for "tail" coverage (the "Professional Liability Insurance Policy"), and Buyer hereby agrees to pay the costs and expenses of such Professional Liability Insurance Policy.

     7.5 FINANCING. Buyer shall have, prior to the dates on which payments become due under the Notes or Employment Agreements, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make all payments due and payable under the Notes and Employment Agreements as they become due and payable.

8. INDEMNIFICATION

     8.1 GENERAL INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS. The Principal Stockholders jointly and severally covenant and agree to indemnify, defend, protect and hold harmless Buyer and its respective officers, directors, employees, stockholders, successors and affiliates, including without limitation, the Companies (individually, an "FTI Indemnified Party" and collectively, the "FTI Indemnified Parties") from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the FTI Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

               (i) any breach of any representation or warranty of the Principal Stockholders or the Companies set forth in this Agreement or any schedule or certificate, delivered by or on behalf of any of the Stockholders or the Companies in connection herewith; or

               (ii) any nonfulfillment of any covenant or agreement on the part of the Stockholders or, prior to the Closing Date, the Companies, in this Agreement; or

               (iii) the business, operations or assets of the Companies prior to the

Closing Date or the actions or omissions of the Companies' directors, officers, shareholders, employees or agents prior to the Closing Date, except as otherwise disclosed in the Company Financial Statements, this Agreement or the schedules to this Agreement; or

               (iv) any liability of the Companies for Taxes in excess of the amount of the current liability accruals for such Taxes (excluding reserves for deferred Taxes) for any Taxable period or portion thereof ending on or before the Closing Date; or

               (v) any litigation or other claims of any kind brought against the Companies arising out of acts or omissions of the Companies or the Stockholders prior to Closing, including, without limitation, those matters set forth on Schedule 3.27(b); or

               (vi) the failure to obtain, prior to the Closing Date, the consent of Carnegie Hall Tower L.L.C. pursuant to that certain Lease Agreement and related Guaranty Agreement, dated as of January 15, 1991, by Stewart J. Kahn, as guarantor, in favor of Carnegie Hall Tower Limited Partnership, as guarantee; or

               (vii) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

     8.2 LIMITATION AND EXPIRATION. Notwithstanding the above:

          (a) there shall be no liability for indemnification under Section 8.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds $200,000 (the "Indemnification Deductible"); provided, however, that the Indemnification Deductible shall not apply to (i) Damages arising out of any breaches of the covenants of the Stockholders set forth in this Agreement or representations made in Sections 3.4 (capital stock of the Companies), 3.5 (transactions in capital stock), 3.25 (employee benefit plans), 3.26 (taxes) or
3.27 (conformity with law; litigation), or (ii) Damages described in Section 8.1
(iii), (iv) or (vi); and further provided that if the aggregate amount of Damages exceeds the Indemnification Deductible, then the Principal Stockholders shall indemnify the FTI Indemnified Parties for the amount of Damages above the Indemnification Deductible, but in no event greater than $12,000,000 (the "Indemnification Limit");

          (b) the aggregate amount of the Principal Stockholders' liability under this Article 8 shall not exceed the Indemnification Limit;

          (c) the indemnification obligations under this Article 8 shall terminate as applicable, in accordance with clause (i), (ii) or (iii) of this
Section 8.2(c):

               (i) (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 8.2(c), the third anniversary of the Closing Date;

                    (2) with respect to representations, warranties and covenants contained in Sections 3.25 (employee benefit plans), 3.26 (taxes) and the indemnifications set forth in Section 8.1(iii), (iv) or (v), on (A) the date that is sixty (60) days after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof) with respect thereto, or (B) if there is no applicable statute of limitation,
(x) three (3) years after the Closing Date;

                    (3) with respect to representations and warranties contained in Section 3.23 (environmental matters) ten (10) years after the Closing Date.

               (ii) the final resolution of claims or demands (a "Claim") pending as of the relevant dates described in clause (i) of this Section 8.2(c) (such claims referred to as "Pending Claims"); and

               (iii) with respect to representations and warranties contained in
Section 3.4 (capital stock of the Companies), there shall be no limitation.

     8.3 GENERAL INDEMNIFICATION BY BUYER. Buyer and the Companies covenant and agree to indemnify, defend, protect and hold harmless the Principal Stockholders and their respective successors and assigns (individually, a "KCI Indemnified Party" and collectively, the "KCI Indemnified Parties") from, against and in respect of all Damages suffered, sustained, incurred or paid by the KCI Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

               (i) any breach of any representation or warranty of Buyer set forth in this Agreement or any schedule or certificate delivered by or on behalf of any of Buyer in connection herewith; or

               (ii) any nonfulfillment of any covenant or agreement on the part of Buyer or, after the Closing Date, the Companies, in this Agreement; or

               (iii) the business, operations or assets of Buyer, or the acts or omissions of Buyer's directors, officers, employees or agents in the performance of their duties for or on behalf of Buyer, prior to the Closing Date, and the business, operations or assets of the Companies after the Closing Date; or

               (iv) except as provided in Section 7.2, any liability of the Companies for Taxes for any Taxable period or portion thereof ending after the Closing Date; or

               (v) any litigation or other claims of any kind brought against the Companies and/or the Principal Stockholders arising out of acts or omissions of the Companies or Buyer after the Closing including, without limitation, any litigation or other claims brought against either of the Principal Stockholders in connection with that certain Lease Agreement and related Guaranty Agreement, dated as of January 15, 1991, by Stewart J. Kahn, as guarantor, in favor of Carnegie Hall Tower Limited Partnership, as guarantee; or

               (vi) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.3.

          Notwithstanding any other provision in this Agreement to the contrary, Buyer shall not be liable to the Principal Stockholders for any Damages arising out of the actions or omissions of any Stockholder, except as otherwise provided for under Buyer's or the Companies' Charter Documents or applicable state law with respect to the Principal Stockholders' conduct for or on behalf of the Companies or Buyer after the Closing Date.

     8.4 LIMITATION AND EXPIRATION. Notwithstanding the foregoing:

          (a) there shall be no liability for indemnification under Section 8.3 unless, and solely to the extent that, the aggregate amount of Damages exceeds the Indemnification Deductible; provided, however, that the Indemnification Deductible shall not apply to (i) Damages arising out of any breaches of the covenants of the Buyer set forth in this Agreement or representations made in Sections 4.6 (capital stock of Buyer) or 4.7 (transactions in capital stock), or
(ii) Damages described in Section 8.3(iii), (iv) or (v); and further provided that if the aggregate amount of Damages exceeds the Indemnification Deductible, then Buyer shall indemnify the Principal Stockholders for the amount of Damages above the Indemnification Deductible, but in no event greater than the Indemnification Limit;

          (b) the aggregate amount of Buyer's liability under this Article 8 shall not exceed the Indemnification Limit;

          (c) the indemnification obligations under this Article 8 shall terminate, as applicable, in accordance with clause (i), (ii) or (iii) of this
Section 8.4(c):

               (i)  (1) except as to matters set forth in clause  (i)(2) of this
Section 8.4(c), the third anniversary of the Closing Date;

                    (2)  with  respect  to the  indemnifications  set  forth  in
Section 8.3(iii), (iv) or (v), on (A) the date that is sixty (60) days after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof with respect thereto), or (B) if there is no applicable statute of limitation, (x) three (3) years after the Closing Date;

               (ii) the final resolution of Pending Claims as of the relevant dates described in clause (i) of this 8.4(c); and

               (iii) with respect to representations and warranties contained in
Section 4.6 (capital stock of Buyer), there shall be no limitation.

          (d) with respect to Damages arising from the actions or omissions of the Principal Stockholders on or prior to the Closing Date, the Principal Stockholders shall have no right to claim indemnification from the Companies after the Closing Date, except to the extent such Damages exceed the Indemnification Limit.

     8.5 INDEMNIFICATION  PROCEDURES.  All Claims for indemnification under this
Article 8 shall be asserted as follows:

          (a) In the event that any FTI Indemnified Party or KCI Indemnified Party (whether a KCI Indemnified Party or FTI Indemnified Party, an "Indemnified Party") has a Claim against any party obligated to provide indemnification pursuant to Article 8 (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period (as defined below) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder to the extent of any damages caused directly by any delay in such notification. In case an objection is made in writing in accordance with this Section 8.5(a), the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

          (b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have thirty (30) days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not such party disputes the liability to the Indemnified Party hereunder with respect to such Claim and (ii) if such party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that the Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion, provided, that, unless the Indemnified Party otherwise agrees in writing, such party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party and, provided further, that, in the event the settlement includes provision for non-monetary relief by an Indemnified Party, such settlement is reasonably satisfactory to such Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

          (c) Intentionally omitted.

          (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made and provided, further, however, that the Noticed Period shall not be deemed to commence until such potential or contingent claim or demand becomes an actual or noncontingent claim or demand.

          (e) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.5 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party except to the extent, but only to the extent, that failure to give such notice materially prejudices the Indemnifying Party.

     8.6 SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS. All representations, warranties and covenants made by the Principal Stockholders, the Companies and Buyer in or pursuant to this Agreement or in any Schedule or other agreement delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein or therein). The representations of the Companies and the Principal Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the relevant indemnification obligation as provided in Section 8.2. The representations of Buyer will survive the Closing and will remain in effect until, and will expire upon the termination of the relevant indemnification obligation as provided in Section 8.4. The covenants of the parties will survive the Closing and expire in accordance with their respective terms.

     8.7 ARBITRATION.

          (a) Disputes as to Claims under this Agreement ("Disputes") shall be resolved by binding arbitration which shall be administered by the American Arbitration Association ("AAA") in Wilmington, Delaware, and, except as expressly provided in this Agreement, shall be conducted in accordance with the Expedited Procedures under the Commercial Arbitration Rules of the AAA, as such rules may be amended from time to time. The hearing locale shall be Wilmington, Delaware. A single, neutral Arbitrator shall be appointed by the AAA, within five (5) business days after a Dispute is submitted for arbitration under this
Section 8.7, to preside over the arbitration and resolve the Dispute. The Arbitrator shall be selected from the AAA's Commercial Panel, and shall be qualified to practice law in at least one jurisdiction in the United States and have expertise in the interpretation of commercial contracts. The parties shall have five (5) business days to object in writing to the appointment of the Arbitrator, the sole basis for such objection being an actual conflict of interest. The AAA, in its sole discretion, shall determine within five (5) business days the validity of any objection to the appointment of the Arbitrator based on an actual conflict of interest.

          (b) The Arbitrator's decision (the "Decision") shall be binding, and the prevailing party may enforce the Decision under the Agreement or in any court of competent jurisdiction.

          (c) The parties shall use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel as the Arbitrator may request, so that the Decision may be reached timely. The Arbitrator shall take into account the parties' stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

          (d) The authority of the Arbitrator shall be limited to deciding liability for, and the proper amount of, a Claim, and shall have no authority to award punitive damages. The Arbitrator shall render a Decision within sixty (60) days after being appointed to serve as Arbitrator, unless the parties otherwise agree in writing or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.

     8.8 SATISFACTION OF INDEMNIFICATION LIABILITIES. The parties shall promptly satisfy any indemnification liability which is not contested or is finally determined to be due in accordance with this Article 8; provided, that, the Principal Stockholders may, at their election and in their sole discretion, satisfy any indemnification liability to the extent it exceeds the Closing Payment prior to the date the liability becomes due and payable by authorizing, in writing, Buyer to withhold an amount equal to the uncontested or finally determined indemnification liability from the First Payment, Second Payment and/or any Interest Payments, as the case may be, to be paid after such due date.

9. GENERAL

     9.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Buyer or the Companies, and the heirs, personnel representatives and successors of the Stockholders.

     9.2 ENTIRE AGREEMENT. This Agreement (which includes the Schedules hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof.

     9.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     9.4 BROKERS AND AGENTS. Buyer and the Stockholders (for themselves and on behalf of the Companies) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement.

     9.5 EXPENSES. Buyer has and will pay the fees, expenses and disbursements of Buyer and its agents, affiliates, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Companies have and will pay the fees, expenses and disbursements of the Stockholders, the Companies, and their agents, affiliates, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement; provided, that, any such payments are made on or prior to the Closing Date from the Companies' available funds.

     9.6 SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the noncompetition and confidentiality covenants referenced in Section 9.12. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties', covenants and agreements contained in this Agreement.

     9.7 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

     If to Buyer to:

                  FTI Consulting, Inc.
                  2021 Research Drive
                  Annapolis, MD 21401
                  Attn:  Jack B. Dunn, IV
                  Telefax: 410-224-3552

                  with a required copy to:

                  Wilmer, Cutler & Pickering
                  2445 M Street, N.W.
                  Washington, D.C.  20037
                  Attn:  Mark A. Dewire, Esq.
                  Telefax: 202-663-6363

     If to the Principal Stockholders or, prior to the Closing, the Companies to:

                  Kahn Consulting, Inc.
                  152 West 57th Street
                  New York, NY  10019
                  Attn:  Stewart J. Kahn
                  Telefax:  212-841-9350

                  with a required copy to:

                  Battle Fowler LLP
                  Park Avenue Tower
                  75 East 55th Street
                  New York, NY  10022
                  Attn:    Charles H. Baker, Esq.
                  Telefax: 212-856-7814

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     9.8 GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland, without giving effect to conflicts of law principles.

     9.9 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

     9.10  ABSENCE OF THIRD  PARTY  BENEFICIARY  RIGHTS.  Except as  provided in
Article 8, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner of any party hereto or any other person or entity.

     9.11 AMENDMENT; WAIVER. This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.12 NONCOMPETITION AND CONFIDENTIALITY COVENANTS. The noncompetition and confidentiality covenants set forth in the Employment Agreements constitute a material part of the purchase and sale transaction contemplated by this Agreement, and are supported by adequate consideration.

                           [Execution page following.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    FTI CONSULTING, INC.

                                    By:
                                       ----------------------------------------
                                    Name:
                                    Title:


                                    KAHN CONSULTING, INC.

                                    By:
                                       ----------------------------------------
                                    Name:
                                    Title:


                                    KCI MANAGEMENT CORP.

                                    By:
                                       ----------------------------------------
                                    Name:
                                    Title:


                                    PRINCIPAL STOCKHOLDERS


                                    -----------------------------------------
                                    Stewart J. Kahn


                                    -----------------------------------------
                                    Barry M. Monheit

                                 Agreed with respect to the Recitals,
                                 Sections 1.1, 1.2, 2.2, 5.6 and 7.3
                                 and Article 9:

                                 STOCKHOLDERS


                                 -----------------------------------------
                                 Jay I. Borow


                                 -----------------------------------------
                                 John A. Cherpock


                                 -----------------------------------------
                                 Christopher J. Kearns


                                 -----------------------------------------
                                 Robert S. Rosenfeld


                                 -----------------------------------------
                                 Laureen M. Ryan


                                 -----------------------------------------
                                 Daniel J. Ventricelli